Exhibit 10.5

EXECUTION VERSION

E2open Parent Holdings, inc.
TIME-BASED Stock Option Grant Notice
(2021 omnibus INCENTIVE PLAN)

E2open Parent Holdings, Inc. (the “Company”), pursuant to its 2021 Omnibus Incentive Plan, as amended (the “Plan”), hereby grants to Participant an option to purchase the number of shares of the Company’s Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice (this “Grant Notice”), in the Option Agreement (attached hereto as Attachment I) and in the Plan, which has been made available to you on the Company Intranet, both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of this Grant Notice will control.

Name of Participant:	Andrew Appel
Date of Grant:	February 12, 2024
Number of Shares Subject to Option:	1,700,000
Exercise Price (Per Share):
Expiration Date:	February 12, 2031
Type of Grant	Nonqualified Stock Option

Vesting Schedule: Your Award will vest as follows: (i) one-third (1/3rd) of the Award will vest on the first anniversary of the Date of Grant, and (ii) the remaining portion of the Award will vest during the two (2)-year period commencing as of the first anniversary of the Grant Date in substantially equal installments at the end of each quarter during such period (such that one-hundred percent (100%) of your Award is vested on the third anniversary of the Grant Date), in each case, subject to your continued employment or other service with the Company or an Affiliate through each such vesting date.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Option Agreement and the Plan. Participant acknowledges and agrees that this Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the Option Agreement and the Plan set forth the entire agreement and understanding between Participant and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Awards previously granted and delivered to the Participant, and (ii) the Company’s Clawback Policy and any other compensation recovery policy that is adopted by the Company or

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is otherwise required by applicable law. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

E2OPEN PARENT HOLDINGS, INC.		PARTICIPANT:

By:	/s/ Jennifer Grafton		/s/ Andrew Appel
Signature:	Jennifer Grafton	Signature:	Andrew Appel
Title:	Executive Vice President, General Counsel & Secretary	Date:	February 12, 2024
Date:	February 12, 2024

Attachments: Option Agreement

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Attachment I

E2open Parent Holdings, inc.
2021 omnibus INCENTIVE PLAN

Nonqualified Stock Option Agreement

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) and this Option Agreement (this “Agreement”), E2open Parent Holdings, Inc. (the “Company”) has granted you an Award of an Option under its 2021 Omnibus Incentive Plan, as amended (the “Plan”) to purchase the number of shares of the Company’s Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

If there is any conflict between the terms in this Agreement and the Plan, the terms of this Agreement will control. The details of your option (this or your “Option”), in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.
Vesting; Forfeiture. Subject to the limitations contained herein, your Option will vest as provided in your Grant Notice. Except as expressly set forth in this Section 1, upon your Termination, the portion of your Option that has not vested in accordance with the vesting schedule set forth on the Grant Notice on the date of such Termination will be immediately forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Stock.
(a)
Termination Without Cause; Death; Disability. Upon your Termination (i) by the Company or any of its Affiliates without Cause, (ii) due to your death or (iii) due to your Disability, any portion of your Option that is unvested as of such date of Termination shall immediately vest in full; provided, that if such Termination occurs prior to the first anniversary of the Date of Grant, any such unvested portion of your Option shall remain outstanding and shall vest on such date.
(b)
Effect of a Change in Control.
(i)
Subject to Section 1(b)(ii) below, upon the occurrence of a Change in Control, subject to your continued employment through the date of consummation of such Change in Control (the “Change in Control Date”), any portion of your Option that is unvested as of the Change in Control Date will be immediately and automatically converted into the right to receive, in respect of each share of Stock underlying the then-unvested portion of your Option, consideration in the form of cash and/or equity in a ratio substantially similar to the ratio to be received by the Company’s shareholders in connection with such Change in Control (the “Converted Award”); provided, that the cash portion of the Converted Award shall be equal to at least fifty percent (50%). Subject to your continued employment through the Change in Control Date, the Converted Award shall be paid to you on the four and a half (4½) month anniversary of the Change in Control Date (but in no event later than March 15 of the calendar year immediately

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following the calendar year in which the Change in Control Date occurs); provided, that in the event the Converted Award is not assumed by the surviving entity following such Change in Control, the Converted Award shall be paid to you within ten (10) days following the Change in Control Date.
(ii)
Notwithstanding the foregoing, upon the occurrence of a Special Change in Control (as defined below), subject to your continued employment through the Change in Control Date, the economic value of any portion of your Option that is unvested as of the Change in Control Date will be immediately and automatically converted, in respect of each share of Stock underlying the then-unvested portion of your Option, into a dollar value equal to sum of (A) the difference between (x) the Intrinsic Value (as defined below) of your Option (with a reference price for purposes of this calculation equal to the Change in Control Price (as defined below)), and (y) the Intrinsic Value of your Option (with a reference price for purposes of this calculation equal to $6.00), with the amount of such difference reduced by fifty percent (50%), plus (B) the Intrinsic Value of your Option (with a reference price for purposes of this calculation equal to $6.00), and such value shall then immediately and automatically be converted into the right to receive consideration in the form of cash and/or equity in a ratio substantially similar to the ratio to be received by the Company’s shareholders in connection with such Special Change in Control (the “Special Converted Award”); provided, that the cash portion of the Special Converted Award shall be equal to at least fifty percent (50%). Subject to your continued employment through the Change in Control Date, the Special Converted Award shall be paid to you on the four and a half (4½) month anniversary of the Change in Control Date (but in no event later than March 15 of the calendar year immediately following the calendar year in which the Change in Control Date occurs); provided, that in the event the Special Converted Award is not assumed by the surviving entity following such Special Change in Control, the Special Converted Award shall be paid to you within ten (10) days following the Change in Control Date.
(iii)
For purposes of this Agreement, (A) “Special Change in Control” means a Change in Control that occurs during the twelve (12)-month period following the Date of Grant with a Change in Control Price in connection with such Change in Control in excess of $6.00; (B) “Change in Control Price” means the value of the aggregate consideration paid in connection with a Change in Control in respect of one share of Stock; and (C) “Intrinsic Value” means the difference between the applicable reference price being used for purposes of the calculation and the applicable exercise price.
2.
Number of Shares and Exercise Price. The number of shares of Stock subject to your Option and your exercise price per share in your Grant Notice will be adjusted from time to time for capitalization adjustments, as provided in the Plan. Any additional shares become subject to the Option pursuant to this Section 2, if any, shall be subject, in a manner determined by the Committee, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other shares covered by your Option. Notwithstanding the provisions of this Section 2, no fractional shares or rights for fractional shares of Stock shall be created pursuant to this Section 2. Any fraction of a share will be rounded down to the nearest whole share.
3.
Method of Payment. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in a manner approved by the

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Committee and in accordance with applicable law, which may include any of the following payment methods: (i) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (ii) by delivery of shares of Stock having a value equal to the exercise price, (iii) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (iv) by any other means approved by the Committee. Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.
4.
Whole Shares. You may exercise your Option only for whole shares of Stock.
5.
Securities Law Compliance. In no event may you exercise your Option unless the shares of Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with all other applicable laws and regulations governing your Option and the Company’s policies, including without limitation the Company’s Insider Trading Policy, as amended from time to time, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws, regulations or Company policies, if applicable.
6.
Term. You may not exercise your Option before the Date of Grant or after the Expiration Date. The term of your Option shall expire upon a Termination in accordance with Section 5(f) of the Plan, and such Section 5(f) of the Plan is incorporated herein by reference and made a part hereof.
7.
Exercise.
(a)
Subject to Section 1 hereof, you may exercise the vested portion of your Option during its term by (i) completing such documents and/or procedures designated by the Company, or a third party designated by the Company, for exercise, and (ii) paying the exercise price and any applicable withholding taxes, together with such additional documents as the Company may then require.
(b)
By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your Option, or (ii) the disposition of shares of Stock acquired upon such exercise.
8.
Transferability of Options. Except as otherwise provided in this Section 9, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

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(a)
Beneficiary Designation. Upon receiving written permission from the Committee or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this Option and receive the Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this Option and receive, on behalf of your estate, the Stock or other consideration resulting from such exercise.
9.
Dividends. You shall receive no benefit or adjustment to your Option with respect to any cash dividend, stock dividend or other distribution that does not result from the adjustment provided in Section 10(a) of the Plan.
10.
Restrictive Legends. The shares of Stock issued under your Option shall be endorsed with appropriate legends, if applicable, as determined by the Company.
11.
Award Not A Service Contract. This Agreement is not an employment or service contract, and nothing in this Agreement will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service.
12.
Withholding Obligations.
(a)
At the time you exercise your Option, in whole or in part, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the shares of Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your exercise (the “Withholding Taxes”). Additionally, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your exercise by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, whereby Withholding Taxes may be satisfied with a portion of the shares of Stock to be delivered in connection with your exercise by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell a portion of the shares of Stock and to deliver all or part of the sale proceeds to the Company and/or its Affiliates in payment of the amount necessary to satisfy the Withholding Taxes obligation; (iv) withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Option with a Fair Market Value (measured as of the date of exercise) equal to the amount of such Withholding Taxes; provided, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee; or (v) such other arrangements as are satisfactory to the Committee.
(b)
You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company will have no

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obligation to issue a certificate for such shares of Stock or release such shares of Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.
(c)
In the event the Company’s obligation to withhold arises prior to the delivery to you of shares of Stock or it is determined after the delivery of shares of Stock to you that the amount of the Company’s withholding obligations was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
13.
Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from your Option or your other compensation. In particular, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option.
14.
Notices. Any notices provided for in your Option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
15.
Governing Plan Document. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Option and those of the Plan, the provisions of your Award will control. This Agreement shall be governed by and construed in accordance with the laws of the State of delaware. Any dispute, controversy or claim between YOU and the Company arising out of or related to this Agreement shall be resolved by arbitration in accordance with THE PROVISIONS RELATING TO ARBITRATION SET FORTH IN THe PLAN.
16.
Clawback Policy. Notwithstanding anything to the contrary set forth herein or in any other agreement between you and the Company, you hereby acknowledge and agree that your Option (and any compensation paid or shares of Stock issued under your Option) shall in all events be subject to (a) any right that the Company may have under any Company clawback policy or any other agreement or arrangement with you, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act, any applicable rules and regulations promulgated thereunder from time to time by

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the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law.
17.
Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you hereby acknowledge receipt of the Company’s Code of Conduct and Ethics and Insider Trading Policy, each, as in effect from time to time, which, among other things, prohibit certain individuals from selling shares during certain “black-out” periods.
18.
Effect On Other Employee Benefit Plans. The value of this Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
19.
Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
20.
Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
21.
Data Privacy. You explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in Section 20(g) of the Plan (such Section 20(g) of the Plan is incorporated herein by reference and made a part hereof) by and among, as applicable, the Company, its Affiliates, third-party administrator(s) and other possible recipients for the exclusive purpose of implementing, administering, and managing the Plan and Awards and your participation in the Plan. You acknowledge, understand and agree that Data may be transferred to third parties, which will assist the Company with the implementation, administration and management of the Plan.
22.
Miscellaneous.
(a)
The rights and obligations of the Company under your Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)
You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.

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(c)
You acknowledge and agree that you have reviewed your Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option, and fully understand all provisions of your Option.
(d)
This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)
All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

* * *

This Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.

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